EXHIBIT 99.1
PRECISION DRILLING CORPORATION
4200, 150 – 6th Avenue S.W.
Calgary, Alberta, Canada T2P 3Y7
Telephone: 403.716.4500
Facsimile: 403.716.4869
www.precisiondrilling.com
June 24, 2008
Mr. Thomas P. Richards
Chairman & Chief Executive Officer
Grey Wolf, Inc.
10370 Richmond Ave., Suite 600
Houston, Texas 77042
Dear Mr. Richards:
Upon further reflection of the strategic merits of a combination of Precision Drilling Trust (“Precision”) and Grey Wolf, Inc. (“Grey Wolf”), the Board of Trustees of Precision is prepared to make a final proposal to you on the terms outlined below. We believe that this final proposal represents a compelling long-term value creation opportunity for both Precision and Grey Wolf securityholders.
1. Purchase Price. Precision’s proposal provides for the acquisition of all of the common shares of Grey Wolf for US$10.00 per share (on a fully diluted basis), comprised of cash and trust units of Precision, at the election of Grey Wolf shareholders, subject to proration such that the cash portion does not exceed 50% of the aggregate offer price. Precision’s proposal is in relation to Grey Wolf alone and does not, and will not, extend to a merged Grey Wolf and Basic Energy Services, Inc. (“Basic”).
The US$10.00 per share amount implies a multiple of 8.l times consensus 2008 estimated cash flow per share and represents a 34% premium to the average closing price over the thirty trading days prior to June 8, 2008, the date Precision’s initial proposal was provided to Grey Wolf. In addition, this proposal represents a 21% premium to Grey Wolf’s closing price of US$8.28 on June 9, 2008, the day before Precision’s initial proposal to Grey Wolf became public.
2. Conditions. Our proposal is subject to (i) completion by Precision and its representatives of focused confirmatory due diligence, which we will conduct on an expedited basis, and (ii) negotiation of acceptable legal documentation, which we expect to contain substantially the same terms (apart from consideration) as the Agreement and Plan of Merger between Grey Wolf and Basic (the “Basic Agreement”). Closing of the proposed transaction would be subject to Grey Wolf shareholder, Hart-Scott-Rodino, and other customary approvals. Please note that we are not required to seek Precision unitholder approval for the proposed transaction.
3. Timing. As communicated to you previously, Precision is prepared to move expeditiously in evaluating, negotiating and entering into a transaction and expects to be able to complete this process within a two week period.

4. Financing. We have received assurances in writing (see attachments) from Deutsche Bank Securities Inc. and Royal Bank of Canada, financial institutions of national reputation, with respect to each being highly confident in their ability and willingness to provide us with the debt financing required to complete the proposed business combination. Each bank is prepared to commence its customary due diligence with the objective of providing the debt financing on a committed basis on customary terms and conditions in advance of execution of a definitive merger agreement. In addition, and as communicated to you previously, Precision has a number of existing credit facilities available to finance our activities, including a C$700 million unsecured credit facility led by Royal Bank of Canada. As of the date of this letter, we have approximately C$600 million of borrowing capacity available to us to assist in the funding of the proposed business combination.
We expect to maintain Grey Wolf’s principal offices and facilities and to offer attractive opportunities for Grey Wolf’s employees to have continued roles in the combined entity. We are also prepared to discuss Grey Wolf nominees to the Board of Directors of Precision Drilling Corporation, the administrator of Precision.
Precision’s growth strategy includes expansion of its service offerings to the United States by leveraging its competitive strengths and its reputation for high performance, high value onshore drilling services for oil and natural gas exploration and development. We believe that a business combination with Grey Wolf fits this strategy and accelerates our organic new rig construction program. Our combined companies would have much greater scale and a stronger financial position allowing us to substantially advance our mutual business objectives in the contract drilling business.
We hope that you will again give our proposal your prompt and fullest consideration. We believe that our proposal provides a compelling strategic opportunity for our collective securityholders, which the shareholders of Grey Wolf should be given the opportunity to consider. Although we believe strongly in the merits of the proposed merger of our two companies, we are only prepared to proceed with a merger in circumstances where the consideration offered to the shareholders of Grey Wolf is also equitable to the unitholders of Precision. Do not hesitate to contact me at the numbers previously provided, if you have any questions or if we can assist you in further evaluating our proposal.
Sincerely,
PRECISION DRILLING TRUST, by its
administrator, Precision Drilling Corporation

/s/ Kevin A. Neveu Kevin A. Neveu,
Chief Executive Officer

cc: Robert L. Phillips, Chairman

Attachments

RBC Royal Bank	Suite 1100, Bankers Hall West
888 – 3rd Street S.W.
Calgary, Alberta T2P 5C5
Telephone: (403) 292-2093
Fax: (403) 292-3234

Debra A. Giles
Corporate Banking
June 24, 2008
STRICTLY PRIVATE AND CONFIDENTIAL
Precision Drilling Corporation
Suite 4200, 150 – 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention:	Kevin A. Neveu Chief Executive Officer
Dear Kevin:
We understand that Precision Drilling Trust (“Precision”) intends to submit a non-binding bid for the acquisition of 100% of the issued and outstanding common shares of Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (the “Proposed Transaction”). We further understand that Precision has requested documentation to support its non-binding bid.
On the basis of the review of information provided to date on the Proposed Transaction, our knowledge of Precision’s existing operations, and subject to the conditions and limitations outlined below, we are highly confident of our ability to underwrite 100% of the debt financing in support of said acquisition (the “Proposed Financing”).
We understand that you propose to fund the anticipated purchase price of up to US$2.4 Billion, including transaction costs and any potential refinancing of your existing credit facility, by way of equity consideration of a trust unit for share exchange of up to US$1.1 Billion and bridge financing of up to US$1.3 Billion. Accordingly, you are seeking financing to fund the above bridge financing and to pay fees and expenses associated with the Proposed Transaction.
Upon a formal request from you, we will proceed to secure the internal approvals required to execute commitment letters evidencing a fully committed underwriting of 100% of the bridge facility in the amount up to US$1.3 Billion. Until such letters can be delivered we are pleased to provide the following consideration.

This letter is not a commitment by us to structure or to provide financing and is not intended to create any contractual or other relationship. A firm commitment to finance would be subject to (but not limited to):
(a)	approval of the Proposed Transaction by the Board of Directors of Precision;

(b)	satisfactory completion by us of financial, engineering, business, legal, accounting and environmental due diligence in respect of the Proposed Transaction and the Company and of any material contractual counterparties in relation thereto, including definitive documentation between Precision and the Company including purchase and sale agreement and pre-transaction and lockup agreements;

(c)	receipt by us of our internal credit approvals, subsequent agreement with us on the appropriate pricing, terms, structure and conditions of the Proposed Financing and execution of definitive documentation in form and substance satisfactory to RBC, and then only in accordance with the terms and conditions thereof;

(d)	the absence of any material adverse change in or affecting:
(i)	the business, assets, liabilities (including contingent liabilities), operation, condition (financial or otherwise) or prospectus of the Proposed Transaction or Precision; or

(ii)	the financial, banking or capital markets; and
(e)	receipt of all necessary governmental, regulatory and third party approvals and consents satisfactory to the Bank and the absence of legal, regulatory, confidentiality or other restrictions or legal proceedings which may materially adversely impact the acquired assets, or your ability to consummate the Proposed Financing or the Proposed Transaction.
It should be understood that any financing shall contain customary terms and conditions and shall be subject to, inter alia, the satisfactory completion of RBC’s due diligence investigation of Grey Wolf, and the execution and delivery of definitive documentation.
This letter is rendered to Precision, solely for use in connection with the Proposed Transaction, including to be disclosed to Grey Wolf and Grey Wolf’s advisors to support Precision’s bid for the Proposed Transaction, and does not confer any rights or remedies on any party, including any other party to the Proposed Transaction or any other financing sources for the Proposed Transaction. Except as otherwise required by law, or unless RBC has otherwise consented thereto, Precision is not authorized to disclose this letter, or the contents hereof, to any other person or entity other than the company and its advisors.

We look forward to assisting you with this transaction. If you have any questions, please contact the undersigned.
Yours truly,

/s/ Debra Giles Debra Giles
Authorized Signatory

Deutsche Bank
Deutsche Bank Securities Inc.
700 Louisiana, Suite 1500
Houston, TX 77002
June 24, 2008
Precision Drilling Trust
4200, 150-6th Avenue S.W.
Calgary, Alberta, Canada T2P 3Y7
Attention: Kevin A. Neveu
Re: Acquisition Financing – Highly Confident Letter
Ladies and Gentlemen:
     You have informed Deutsche Bank Securities Inc. (“DBSI”) that you are presently considering a transaction pursuant to which you (the “Acquiror”) would (i) acquire, in a transaction structured to the satisfaction of DBSI (the “Acquisition”), all or substantially all of the business of Grey Wolf, Inc. ( “Acquired Business”), and (ii) refinance substantially all of the existing indebtedness of the Acquired Business and its subsidiaries (the “Refinancing”). We understand the aggregate amount of cash required to finance the Transaction (as defined below) would be approximately US$2.4 billion (inclusive of fees, expenses and existing Acquiror indebtedness).
     DBSI further understands that the sources of funds needed to effect the Acquisition and the Refinancing to pay all fees and expenses incurred in connection with the Transaction and to provide for the working capital needs and general corporate requirements of the Acquiror and its subsidiaries after giving effect to the Acquisition shall be provided through:
     (i) equity financing provided by the Acquiror in an aggregate amount equal to at least US$1.1 billion, which (x) may be in the form of cash and/or trust units of the Acquiror (valued at fair marker value at the time of issuance) and (y) shall otherwise be on terms satisfactory to DBSI (including the relative proportions thereof in the form of cash and trust units) (the “Equity Financing”);
     (ii) available cash on hand of the Acquired Business equal to approximately US$300.0 million; and
     (iii) third-party debt financing of approximately US$1.3 billion (approximately US$1.1 billion of which will be funded at close), to be provided through (x) the issuance by the Acquiror (either pursuant to a bridge financing or by private placement or underwritten public sale) of unsecured senior notes (the “Senior Notes”) and/or (y) senior bank credit facilities made available to the Acquiror (the “Senior Bank Financing” and, together with the Senior Notes, the “Third-Party Financing”), with the Third-Party Financing to be allocated between the Senior Notes and the Senior Bank Financing in a mariner satisfactory to DBSI.

The Acquisition, the Refinancing, the Equity Financing and the incurrence of the Third-Party Financing are herein called the “Transaction”.
     DBSI is pleased to inform you that, based on our review of certain financial information and projections provided to us, a capital structure as described above and current market conditions, we are highly confident that the Third-Party Financing can be arranged, placed and/or underwritten to finance, in part, the Transaction, subject to (x) co-arranger(s) participating in the Third-Party Financing to an extent satisfactory to DBSI and (y) the other conditions outlined below.
     You fully understand that (i) this letter does not constitute a commitment on the part of, or engagement of, DBSI or any of its affiliates to provide, arrange, place, underwrite and/or participate in any or all of the Third-Party Financing, and that neither DBSI nor any of its affiliates is under any obligation, as a result of this letter, to provide or offer to provide any such commitment or engagement and (ii) any commitment or engagement by DBSI or any of its affiliates in respect of the Third-Party Financing would be evidenced by a separate writing and be subject to, among other things (a) DBSI’s satisfactory completion of its business, legal, tax, environmental, financial and accounting due diligence with respect to Acquiror, its subsidiaries, the Acquired Business and the Transaction, (b) receipt of all credit and other internal approvals and our verification of all assumptions we have made, (c) there not having occurred any material adverse change in the condition (financial or otherwise), results of operations, business or prospects of you and your subsidiaries, taken as a whole, or the Acquired Business, taken as a whole, since the most recent audit date of your or the Acquired Business’, as the case may be, financial statements, (d) there not having been any disruption or material adverse change in the market for new issues of high yield securities or the syndication market for credit facilities or the financial or capital markets in general, in the judgment of DBSI, and (e) satisfaction of all other conditions we would require to be fulfilled with respect thereto.
     None of DBSI, any of its affiliates or any of their respective directors, officers, employees, representatives and agents shall be responsible or liable to you or any other person or entity for any amounts or damages of any kind or character (including without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this letter or the proposed Transaction.
     You acknowledge that DBSI may share with any of its affiliates, and such affiliates may share with DBSI, any information (including as relating to creditworthiness) related to the Transaction, the Acquiror or the Acquired Business (and each of their respective subsidiaries and affiliates), or any of the matters contemplated hereby. DBSI agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by you as confidential information in accordance with customary banking industry practices.
     You agree that this letter is for your confidential use only and that, unless DBSI has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than (x) your officers, directors, employees, accountants, attorneys and other advisors and (y) the Acquired Business and its officers, directors, shareholders, employees, accountants, attorneys and other advisors, and then (in either case) only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis.

Notwithstanding the foregoing, (i) you may file a copy of this letter in any public record in which it is required by law, in the opinion of your counsel, to be filed and (ii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make; provided that, in the case of any disclosure pursuant to clause (i) or (ii) above, you provide written notification to DBSI in advance of such disclosure.
     We look forward to working with you to successfully complete the proposed Transaction.

Very truly yours, DEUTSCHE BANK SECURITIES INC.
By:	/s/ J. Michael Hafner
	Name:	J. Michael Hafner
	Title:	Managing Director

By:	/s/ Jonathan Cox
	Name:	Jonathan Cox
	Title:	Managing Director